Exhibit 99.1

Contact:   Michael R. Sand,
                   President & CEO
    Dean J. Brydon, CFO
    (360) 533-4747
                   www.timberlandbank.com

Timberland Bancorp Reports EPS of $0.16 for Second Fiscal Quarter of 2014
Declares $0.04 Per Share Cash Dividend

HOQUIAM, WA – April 22, 2014 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income to common shareholders of $1.16 million, or $0.16 per diluted common share for the quarter ended March 31, 2014.  This compares to net income to common shareholders of $1.41 million, or $0.20 per diluted common share, for the quarter ended December 31, 2013, and net income to common shareholders of $1.20 million, or $0.17 per diluted common share, for the quarter ended March 31, 2013.  In the first six months of fiscal 2014, Timberland earned $2.56 million, or $0.37 per diluted common share, compared to $2.64 million, or $0.39 per diluted common share, in the first six months of fiscal 2013.

Timberland’s Board of Directors also declared a quarterly cash dividend to common shareholders of $0.04 per common share payable on May 28, 2014 to shareholders of record on May 14, 2014.

“During the quarter ended March 31, 2014, we devoted considerable resources to improve the technology footing of the Company,” said Michael R. Sand, President and CEO.  “During the quarter we transitioned to a new internet banking provider, outsourced our core data processing function, outsourced our item processing function, completed the replacement of all PCs operating on the Windows XP operating system, implemented a new account opening platform, installed new customer relationship management software, installed new imaging software and planned for the transition of our debit card relationship to MasterCard from VISA.  We also trained staff to effectively use the new systems and engaged the Ritz-Carlton Leadership Center to provide enhanced customer training to Timberland employees.  While these investments in enhanced technology and training increased our operating expenses for the recent quarter, we anticipate that, long term, we will realize significant operational efficiencies and cost savings.

“Refinance activity has diminished significantly both nationally and in the Pacific Northwest.  As a result, gain on sale income has diminished to more normal levels.  During the quarter, we continued our emphasis on the generation of shorter duration assets including custom and owner/builder construction loans and C&I credits, which we anticipate will continue to grow in subsequent quarters,” stated Sand.

Fiscal Second Quarter 2014 Highlights (at or for the period ended March 31, 2014):

•	Earnings per diluted common share for the current quarter were $0.16;
•	Declared a quarterly cash dividend of $0.04 per common share;
•	Net interest margin for the current quarter increased to 3.85% from 3.78% for the preceding quarter;
•	Total delinquent and non-accrual loans decreased 17% during the quarter and 39% year-over-year;
•	Non-performing assets decreased 6% during the quarter and 29% year-over-year;
•
Charge-offs improved with a net recovery of $4,000 for the current quarter compared to net charge-offs of $391,000 for the preceding quarter and $1.6 million for the comparable quarter one year ago; and

•	Book value per common share increased to $11.36, and tangible book value per common share increased to $10.55 at quarter end.

Timberland Fiscal Q2 Earnings
April 22, 2014

Capital Ratios and Asset Quality

Timberland Bancorp remains well capitalized with a total risk-based capital ratio of 14.65% and a Tier 1 leverage capital ratio of 10.40% at March 31, 2014.

Reflecting continued improvement in asset quality, no provision for loan losses was required for the quarter ended March 31, 2014, compared to $1.18 million in the comparable quarter one year ago.  The Bank had a net recovery of $4,000 during the current quarter, compared to net charge-offs of $391,000 for the preceding quarter and $1.63 million for the comparable quarter one year ago.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 17% to $14.7 million at March 31, 2014, from $17.8 million at December 31, 2013, and decreased 39% from $24.2 million one year ago.  The non-performing assets to total assets ratio improved to 3.69% at March 31, 2014, from 3.97% three months earlier and 5.14% one year ago.

Non-accrual loans decreased by 11% to $12.6 million at March 31, 2014, from $14.1 million at December 31, 2013, and decreased 38% from $20.5 million at March 31, 2013.  The non-accrual loans at March 31, 2014, were comprised of 51 loans and 41 credit relationships.  By dollar amount per category: 44% are secured by residential properties; 42% are secured by land; 13% are secured by commercial properties; and 1% are secured by commercial business assets.

Other real estate owned (“OREO”) and other repossessed assets increased to $13.2 million at March 31, 2014, from $12.5 million at December 31, 2013, and decreased from $15.0 million at March 31, 2013.  At March 31, 2014, the OREO portfolio consisted of 55 individual properties.  The properties consisted of 29 land parcels totaling $5.4 million, 19 single family homes totaling $4.1 million, six commercial real estate properties totaling $3.5 million, and one multi-family property of $170,000.  During the quarter ended March 31, 2014, six OREO properties totaling $1.2 million were sold for a net gain of $48,000.

Balance Sheet Management

Total assets increased by $4.5 million to $732.4 million at March 31, 2014, from $727.9 million at December 31, 2013.  The increase in total assets was primarily due to a $4.0 million increase in total cash and cash equivalents.

Liquidity measured by cash and cash equivalents, CDs held for investment and available for sale investments as a percentage of total liabilities was 16.0% at March 31, 2014, compared to 15.8% at December 31, 2013, and 17.9% one year ago.

Net loans receivable decreased $1.2 million to $554.7 million at March 31, 2014, from $555.9 million at December 31, 2013.  The decrease was primarily due to a $1.9 million decrease in land loan balances, a $1.8 million decrease in construction and land development loan balances, a $1.0 million decrease in multi-family loan balances and a $430,000 decrease in consumer loan balances.  These decreases to net loans receivable were partially offset by a $2.7 million increase in commercial business loan balances and an $890,000 decrease in the undisbursed portion of construction loans in process.

Timberland Fiscal Q2 Earnings
April 22, 2014

LOAN PORTFOLIO
	March 31, 2014		December 31, 2013		March 31, 2013
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$100,985	17%	$100,870	17%	$108,304	19%
Multi-family	47,206	8	48,212	8	47,330	8
Commercial	299,791	51	299,644	51	283,307	50
Construction and land
development	51,852	9	53,693	9	39,658	7
Land	29,593	5	31,464	5	35,323	6
Total mortgage loans	529,427	90	533,883	90	513,922	90

Consumer Loans:
Home equity and second
mortgage	32,120	5	32,201	6	32,080	6
Other	5,613	1	5,962	1	5,570	1
Total consumer loans	37,733	6	38,163	7	37,650	7

Commercial business loans	20,460	4	17,733	3	20,388	3
Total loans	587,620	100%	589,779	100%	571,960	100%
Less:
Undisbursed portion of
construction loans in
process	(20,472)		(21,362)		(12,161)
Deferred loan origination
fees	(1,707)		(1,768)		(1,699)
Allowance for loan losses	(10,749)		(10,745)		(11,313)
Total loans receivable, net	$554,692		$555,904		$546,787

CONSTRUCTION LOAN COMPOSITION
	March 31, 2014		December 31, 2013		March 31, 2013
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$47,365	8%	$46,789	8%	$32,515	6%
Speculative one- to four-
family	2,054	1	2,104	--	1,718	--
Commercial real estate	1,993	--	4,467	1	4,521	1
Multi-family (including
condominium)	440	--	143	--	345	--
Land development	--	--	190	--	559	--
Total construction loans	$51,852	9%	$53,693	9%	$39,658	7%

Timberland originated $31.9 million in loans during the quarter ended March 31, 2014, compared to $52.9 million for the preceding quarter and $58.1 million for the comparable quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended March 31, 2014, $5.2 million fixed-rate one-to four-family mortgage loans were sold compared to $10.3 million for the preceding quarter and $29.0 million for the comparable quarter ended one year ago.

Timberland Fiscal Q2 Earnings
April 22, 2014

Timberland’s mortgage-backed securities (“MBS”) and other investments increased by $2.0 million during the quarter to $8.5 million at March 31, 2014, from $6.5 million at December 31, 2013, primarily due to the purchase of additional U.S. government agency securities.  Private label MBS totaling $747,000 were sold during the quarter resulting in a net increase to non-interest income of $57,000 [$89,000 recovery to previously recorded other than temporary impairment (“OTTI”) and a $32,000 loss on the sale of MBS].

DEPOSIT BREAKDOWN ($ in thousands)
	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$95,607	16%	$98,585	17%	$80,938	14%
N.O.W. checking	160,049	26	155,472	26	152,068	25
Savings	92,537	15	91,468	15	91,790	15
Money market	94,543	16	90,181	15	89,489	15
Certificates of deposit under $100	101,413	17	104,400	17	118,752	20
Certificates of deposit $100 and over	59,034	10	60,186	10	68,548	11
Certificates of deposit – brokered	1,191	--	1,191	--	--	--
Total deposits	$604,374	100%	$601,483	100%	$601,585	100%

Total deposits increased $2.9 million to $604.4 million at March 31, 2014, from $601.5 million at December 31, 2013, primarily as a result of a $4.6 million increase in N.O.W. checking account balances, a $4.4 million increase in money market account balances and a $1.1 million increase in savings account balances.  These increases were partially offset by a $4.1 million decrease in certificates of deposit account balances and a $3.0 million decrease in non-interest bearing account balances.

Total shareholders’ equity increased $936,000 to $80.0 million at March 31, 2014, from $79.1 million at December 31, 2013.  The increase in shareholders’ equity was primarily due to net income of $1.16 million for the quarter, which was partially offset by dividend payments of $282,000 to common shareholders.  Book value per common share increased to $11.36 and tangible book value per common share increased to $10.55 at March 31, 2014.

Operating Results

Fiscal second quarter operating revenue [net interest income before provision for loan losses, plus non-interest income excluding OTTI charges / recoveries, gains or losses on sale of investments, valuation allowances or recoveries on mortgage servicing rights (“MSRs”)], decreased 3% to $8.39 million from $8.66 million for the preceding quarter and decreased 7% from the $9.02 million for the comparable quarter one year ago.  The decrease in revenue was primarily a result of a decrease in gain on sale of loans as refinance activity on one-to four family home loans slowed. Operating revenue decreased 5% to $17.05 million for the first six months of fiscal 2014 from $17.88 million for the comparable period one year ago.

Net interest income decreased slightly to $6.44 million for the quarter ended March 31, 2014, from $6.46 million for the preceding quarter and was level with the comparable quarter one year ago.  The net interest margin for the current quarter increased to 3.85% from 3.78% for the preceding quarter and 3.83% for the comparable quarter one year ago. For the first six months of fiscal 2014, net interest income increased 1% to $12.90 million from $12.83 million for the first six months of fiscal 2013. Timberland’s net interest margin for the first six months of fiscal 2014 increased to 3.81% from 3.80% for the first six months of 2013.

Non-interest income decreased 8% to $2.01 million for the quarter ended March 31, 2014, from $2.20 million in the preceding quarter and 28% from $2.78 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $130,000 decrease in gain on sale of loans and a $109,000 decrease in service charges on deposits.  The decrease in gains on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter as refinance activity decreased.  The decrease in service charges on deposits was primarily due to a decrease in overdraft related fees.  Fiscal year-to-date non-interest income decreased 23% to $4.21 million from $5.49 million for the first six months of fiscal 2013.  The decrease was primarily due to a decrease in gain on sale of loans and a decrease in the valuation recovery on MSRs.

Timberland Fiscal Q2 Earnings
April 22, 2014

Total operating (non-interest) expenses increased 8% to $6.75 million for the second fiscal quarter from $6.24 million for the preceding quarter and 9% from $6.18 million for the comparable quarter one year ago.  The increased expense for the current quarter compared to the preceding quarter were primarily the result of a $238,000 increase in OREO and other repossessed assets expense and a $132,000 increase in ATM and debit card processing expense.  The increase in OREO related expense was primarily due to fair value write-downs on several properties.  The increase in ATM and debit card processing expense was primarily due to conversion related expenses from the Company’s technology investment to upgrade its electronic funds transfer (“EFT”) platform.  Fiscal year-to-date operating expenses increased 3% to $13.00 million from $12.56 million for the first six months of fiscal 2013.

The provision for income taxes decreased $265,000 to $537,000 for the quarter ended March 31, 2014, from $802,000 for the preceding quarter, primarily due to lower income before income taxes.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Fiscal Q2 Earnings
April 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	March 31,	Dec. 31,	March 31,
(unaudited)	2014	2013	2013
Interest and dividend income
Loans receivable	$7,255	$7,318	$7,395
MBS and other investments	64	61	70
Dividends from mutual funds and Federal Home Loan Bank (“FHLB”) stock	6	8	5
Interest bearing deposits in banks	87	94	82
Total interest and dividend income	7,412	7,481	7,552

Interest expense
Deposits	514	551	650
FHLB advances	461	471	461
Total interest expense	975	1,022	1,111
Net interest income	6,437	6,459	6,441

Provision for loan losses	--	--	1,175
Net interest income after provision for loan losses	6,437	6,459	5,266

Non-interest income
(OTTI) recovery on MBS
and other investments, net	89	(2)	(25)
Loss on sale of MBS and other investments, net	(32)	--	--
Service charges on deposits	883	992	827
Gain on sale of loans, net	172	302	833
Bank owned life insurance (“BOLI”) net earnings	143	115	144
Valuation recovery on MSRs	--	--	221
ATM and debit card interchange transaction fees	573	585	521
Other	185	203	257
Total non-interest income, net	2,013	2,195	2,778

Non-interest expense
Salaries and employee benefits	3,434	3,380	3,086
Premises and equipment	647	693	725
Advertising	172	178	172
OREO and other repossessed assets expense, net	397	159	506
ATM and debit card processing	358	226	196
Postage and courier	110	96	109
Amortization of core deposit intangible (“CDI”)	29	29	32
State and local taxes	121	117	157
Professional fees	211	183	192
FDIC insurance	160	162	128
Other insurance	40	39	43
Loan administration and foreclosure	138	109	49
Data processing and telecommunications	329	330	305
Deposit operations	225	198	161
Other	383	342	323
Total non-interest expense	6,754	6,241	6,184

(Table continued on following page)

Timberland Fiscal Q2 Earnings
April 22, 2014

	Three Months Ended
	March 31,	Dec. 31,	March 31
	2014	2013	2013
Income before income taxes	$1,696	$2,413	$1,860
Provision for income taxes	537	802	582
Net income	1,159	1,611	1,278

Preferred stock dividends	--	(136)	(207)
Preferred stock discount accretion	--	(70)	(126)
Discount on redemption of preferred stock	--	--	255
Net income to common shareholders	$ 1,159	$ 1,405	$1,200

Net income per common share:
Basic	$0.17	$0.20	$0.18
Diluted	0.16	0.20	0.17

Weighted average common shares outstanding:
Basic	6,856,633	6,853,683	6,815,782
Diluted	7,033,979	6,978,385	6,889,504

Timberland Fiscal Q2 Earnings
April 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Six Months Ended
($ in thousands, except per share amounts)	March 31,	March 31,
(unaudited)	2014	2013
Interest and dividend income
Loans receivable	$14,573	$14,809
MBS and other investments	124	147
Dividends from mutual funds and FHLB stock	15	17
Interest bearing deposits in banks	181	168
Total interest and dividend income	14,893	15,141

Interest expense
Deposits	1,064	1,378
FHLB advances and other borrowings	933	933
Total interest expense	1,997	2,311
Net interest income	12,896	12,830

Provision for loan losses	--	1,375
Net interest income after provision for loan losses	12,896	11,455

Non-interest income
(OTTI) recovery on MBS and other investments, net	87	(35)
Loss on sale of MBS and other investments, net	(32)	--
Service charges on deposits	1,874	1,774
Gain on sale of loans, net	474	1,475
BOLI net earnings	258	287
Valuation recovery on MSRs	--	475
ATM and debit card interchange transaction fees	1,158	1,036
Other	389	481
Total non-interest income, net	4,208	5,493

Non-interest expense
Salaries and employee benefits	6,813	6,200
Premises and equipment	1,340	1,415
Advertising	349	349
OREO and other repossessed assets expense, net	555	794
ATM and debit card processing	585	417
Postage and courier	207	209
Amortization of CDI	58	65
State and local taxes	238	296
Professional fees	394	434
FDIC insurance	321	369
Other insurance	79	95
Loan administration and foreclosure	248	187
Data processing and telecommunications	659	592
Deposit operations	423	338
Other	726	801
Total non-interest expense	12,995	12,561

(Statement continued on following page)

Timberland Fiscal Q2 Earnings
April 22, 2014

	Six Months Ended
	March 31,	March 31,
	2014	2013
Income before income taxes	$4,109	$4,387
Provision for income taxes	1,339	1,401
Net income	2,770	2,986

Preferred stock dividends	(136)	(408)
Preferred stock discount accretion	(70)	(189)
Discount on redemption of preferred stock	--	255
Net income to common shareholders	$2,564	$2,644

Net income per common share:
Basic	$0.37	$0.39
Diluted	0.37	0.39

Weighted average common shares outstanding:
Basic	6,855,142	6,815,782
Diluted	7,005,877	6,854,879

Timberland Fiscal Q2 Earnings
April 22, 2014

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2014	2013	2013
Assets
Cash and due from financial institutions	$ 11,437	$ 11,508	$ 11,250
Interest-bearing deposits in banks	58,804	54,730	74,550
Total cash and cash equivalents	70,241	66,238	85,800

Certificates of deposit (“CDs”) held for investment, at cost	31,385	32,428	26,057
MBS and other investments:
Held to maturity, at amortized cost	5,511	2,617	3,060
Available for sale, at fair value	2,991	3,930	4,463
FHLB stock	5,351	5,401	5,553

Loans receivable	564,109	565,655	554,313
Loans held for sale	1,332	994	3,787
Less: Allowance for loan losses	(10,749)	(10,745)	(11,313)
Net loans receivable	554,692	555,904	546,787

Premises and equipment, net	17,785	17,914	18,126
OREO and other repossessed assets, net	13,208	12,483	15,031
BOLI	17,361	17,217	16,812
Accrued interest receivable	2,003	2,092	2,081
Goodwill	5,650	5,650	5,650
Core deposit intangible	61	90	184
Mortgage servicing rights, net	1,958	2,144	2,412
Prepaid FDIC insurance assessment	--	--	758
Other assets	4,220	3,825	5,347
Total assets	$732,417	$727,933	$738,121

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$ 95,607	$ 98,585	$ 80,938
Deposits: Interest-bearing	508,767	502,898	520,647
Total deposits	604,374	601,483	601,585

FHLB advances	45,000	45,000	45,000
Repurchase agreements	--	--	549
Other liabilities and accrued expenses	3,019	2,362	2,456
Total liabilities	652,393	648,845	649,590
Shareholders’ equity
Preferred stock, Series A, $.01 par value; 1,000,000 shares authorized; redeemable at $1,000 per share; 12,065 shares issued and outstanding – March 31,2013	--	--	11,842
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding – March 31, 2013 7,047,636 shares issued and outstanding – December 31, 2013 7,045,936 shares issued and outstanding – March 31, 2014	10,663	10,614	10,524
Unearned shares- Employee Stock Ownership Plan	(1,322)	(1,388)	(1,587)
Retained earnings	71,088	70,211	68,198
Accumulated other comprehensive loss	(405)	(349)	(446)
Total shareholders’ equity	80,024	79,088	88,531
Total liabilities and shareholders’ equity	$732,417	$727,933	$738,121

Timberland Fiscal Q2 Earnings
April 22, 2014

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	March 31,	Dec. 31,	March 31,
	2014	2013	2013
PERFORMANCE RATIOS:
Return on average assets (a)	0.63%	0.87%	0.69%
Return on average equity (a)	5.83%	7.28%	5.56%
Net interest margin (a)	3.85%	3.78%	3.83%
Efficiency ratio	79.93%	72.12%	67.08%

	Six Months Ended
	March 31,		March 31,
	2014		2013
PERFORMANCE RATIOS:
Return on average equity (a)	0.75%		0.81%
Return on average assets (a)	6.59%		6.54%
Net interest margin (a)	3.81%		3.80%
Efficiency ratio	75.98%		68.55%
	As of or for Three Months Ended
	March 31,	Dec. 31,	March 31,
	2014	2013	2013
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$12,649	$14,141	$20,450
Loans past due 90 days and still accruing	--	153	158
Non-performing investment securities	1,204	2,092	2,264
OREO and other repossessed assets	13,208	12,483	15,031
Total non-performing assets (b)	$27,061	$28,869	$37,903

Non-performing assets to total assets (b)	3.69%	3.97%	5.14%
Net charge-offs (recoveries) during quarter	$(4)	$391	$1,631
Allowance for loan losses to non-accrual loans	85%	76%	55%
Allowance for loan losses to loans receivable (c)	1.90%	1.90%	2.03%
Troubled debt restructured loans on accrual status (d)	$17,284	$18,260	$13,012

CAPITAL RATIOS:
Tier 1 leverage capital	10.40%	10.10%	11.43%
Tier 1 risk based capital	13.38%	13.13%	14.95%
Total risk based capital	14.65%	14.39%	16.21%
Tangible capital to tangible assets (e)	10.23%	10.16%	11.29%

BOOK VALUES:
Book value per common share	$11.36	$11.22	$10.89
Tangible book value per common share (e)	10.55	10.41	10.06

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(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $2,812, $3,176 and $10,832 reported as non-accrual loans at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Fiscal Q2 Earnings
April 22, 2014

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	March 31,	Dec. 31,	March 31,
	2014	2013	2013

Average total loans	$568,448	$562,697	$557,426
Average total interest-bearing assets (a)	668,628	684,055	673,109
Average total assets	732,513	743,549	738,818
Average total interest-bearing deposits	505,756	513,997	518,834
Average FHLB advances and other borrowings	45,000	45,000	45,599
Average shareholders’ equity	79,497	88,528	92,055

	Six Months Ended
	March 31,		March 31,
	2014		2013

Average total loans	$565,541		$555,405
Average total interest-bearing assets (a)	676,422		674,612
Average total assets	738,091		739,332
Average total interest-bearing deposits	509,922		519,073
Average FHLB advances and other borrowings	45,000		45,625
Average shareholders’ equity	84,125		91,381
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(a)  Includes loans and MBS on non-accrual status